Exhibit 99.1

Financial Contact:	James S. Gulmi (615) 367-8325
Media Contact:	Claire S. McCall (615) 367-8283
GENESCO REPORTS FIRST QUARTER FISCAL 2009 RESULTS
—Raises Full-Year Outlook—
NASHVILLE, Tenn., May 29, 2008 —Genesco Inc. (NYSE: GCO) reported earnings from continuing operations of $129.9 million, or $5.14 per diluted share, for the first quarter ended May 3, 2008, compared to $2.2 million, or $0.10 per diluted share, for the quarter ended May 5, 2007. Earnings for the first quarter this fiscal year include a pretax gain of $204.1 million, or $4.84 per diluted share, from the settlement of the merger-related litigation with The Finish Line, Inc. and UBS Securities, partially offset by expenses related to the litigation, the settlement of unrelated litigation, and store closings and fixed asset impairments totaling $9.5 million, or $0.23 per diluted share. Earnings from continuing operations for the first quarter of last fiscal year reflected charges of $6.6 million, or $0.15 per diluted share, primarily consisting of asset impairments in underperforming urban stores. Earnings per diluted share for the first quarter of this fiscal year also reflected the repurchase by the Company of 4 million shares of common stock during the quarter at an aggregate cost of $91 million, pursuant to a previously announced stock repurchase program of up to $100 million. The Company’s effective tax rate for the first quarter of this fiscal year was reduced by the impact of higher income and by the deduction of prior period merger-related expenses that became deductible upon termination of the Finish Line merger, improving earnings per diluted share by an estimated $0.36 for the quarter.
     The Company’s previously announced earnings expectations for the first quarter and full 2009 fiscal year did not reflect any of the items referred to in the previous paragraph. The Company believes that disclosure of earnings and earnings per share from continuing operations on a pro forma basis adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, in light of the significance of the litigation settlement gain and other items described in the previous paragraph. After making such adjustments, including the effects of the 4 million shares repurchased during the quarter, the Company’s adjusted earnings from continuing operations were $3.4 million for the first quarter of this fiscal year, and adjusted earnings per share from continuing operations were $0.14. A reconciliation of these pro forma earnings and earnings per share calculations to their corresponding measures calculated in accordance with U.S. Generally Accepted Accounting Principles is included as Schedule B to this release.
     Net sales for the first quarter of fiscal 2009 increased by 7% to $357 million, compared to net sales for the first quarter of the previous year of $335 million. Comparable store sales for the Company increased 2%.
     Genesco Chairman and Chief Executive Officer Hal N. Pennington said, “Our first quarter performance, which exceeded expectations, represents a solid start to the new fiscal year. We believe our business strategies are working in this difficult retail environment, as reflected in better than expected results at Journeys, Hat World and Underground Station. We believe that we are well positioned for the summer and back to school seasons.
First Quarter Business Unit Performance
     “Net sales in the Journeys Group grew 8% to $169 million. Same store sales for the Journeys Group were flat for the quarter and same store sales in the Journeys stores were up 1%, compared to 3% last year. Unit comps rose more than 5% in the quarter, primarily driven by the skate business. As planned, we aggressively managed down inventories at Journeys during the quarter and we are currently well positioned from the perspectives of both inventory quality and merchandise assortment.
     “Net sales in the Hat World Group increased 11% to approximately $88 million and same store sales increased 3% in the first quarter, with both urban and non-urban stores generating positive comparable sales. Our Hat World urban stores last comped positive in the fourth quarter of fiscal 2006. Hat World’s core business, particularly core Major League Baseball products and the branded action category, continued to perform well during the quarter. We were also pleased to have generated meaningful operating margin expansion on the comparable sales increase.
     “Net sales for the Underground Station Group, which includes the remaining Jarman stores, were $29 million for the first quarter. Same store sales increased 9% and unit comps rose 13%,

reflecting Underground Station’s progress with its new merchandising strategies. In addition, operating margin improved due to increased leverage from the strong comparable sales increase. We do not plan to open any new Underground Station stores in fiscal 2009 and we expect that the store count for the Group will be down 9% to 174 stores.
     “Johnston & Murphy Group’s net sales were approximately $47 million, with wholesale sales up 4% and same store sales for the Johnston & Murphy shops down 1%. Improved gross margins accounted for Johnston & Murphy’s achievement of its first quarter operating earnings target, despite industry-wide weakness in the premium sector.
     “First quarter sales of Licensed Brands increased 5% to approximately $25 million and operating margin improved nicely. Dockers® Footwear continues to perform well across all of its channels of distribution as we believe its comfort-value equation continues to resonate with its customers.”
Fiscal 2009 Outlook
     The Company said it has raised its previously announced earnings per share outlook for the current fiscal year to reflect lower than planned interest expense due to the cash received in the merger-related litigation settlement and the reduction in shares outstanding through the stock repurchases in the first quarter. The Company now expects earnings per share in the range of $2.09 to $2.19 for the full fiscal year (excluding the merger-related litigation and other items discussed above other than the reduction in interest expense and shares outstanding).
Cautionary Note Concerning Forward-Looking Statements
     This release contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses, and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include continuing weakness in the consumer economy, fashion trends that affect the sales or product margins of the Company’s retail product offerings, changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons, changes in buying patterns by significant wholesale customers, disruptions in product supply or distribution, further unfavorable trends in fuel costs, foreign exchange rates, foreign labor and materials costs, and other factors affecting the cost of products, and competition in the Company’s markets. Additional factors that could affect the Company’s prospects and cause differences from expectations include the ability to open, staff and support additional retail stores on schedule and at acceptable expense levels and to renew leases in existing stores on schedule and at acceptable expense levels, the ability to negotiate acceptable lease terminations and otherwise to execute the previously announced store closing plans on schedule and at expected expense levels, unexpected changes to the market for our shares, the impact of any future stock repurchases, variations from expected pension-related charges caused by conditions in the financial markets, and the outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the “Risk Factors,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of, and elsewhere, in our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco’s ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.
Conference Call
     The Company’s live conference call on May 29, 2008, at 7:30 a.m. (Central time) may be accessed through the Company’s internet website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

About Genesco Inc.
     Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 2,175 retail stores in the United States and Canada, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Johnston & Murphy, Underground Station, Hatworld, Lids, Hat Shack, Hat Zone, Head Quarters, Cap Connection and Lids Kids, and on internet websites www.journeys.com, www.journeyskidz.com, www.shibyjourneys.com, www.undergroundstation.com, www.johnstonmurphy.com, www.dockersshoes.com, www.lids.com and www.lidskids.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.

GENESCO INC.
Consolidated Earnings Summary

	Three Months Ended
	May 3,	May 5,
In Thousands	2008	2007

Net sales	$356,935	$334,651
Cost of sales	175,540	162,807
Selling and administrative expenses	180,046	159,073
Restructuring and other, net	(201,838)	6,595

Earnings from operations	203,187	6,176
Interest expense, net	2,203	2,402

Earnings before income taxes from continuing operations	200,984	3,774
Income tax expense	71,092	1,571

Earnings from continuing operations	129,892	2,203
Provision for discontinued operations, net	(93)	—

Net Earnings	$129,799	$2,203

Earnings Per Share Information

	Three Months Ended
	May 3,	May 5,
In Thousands (except per share amounts)	2008	2007

Preferred dividend requirements	$49	$64

Average common shares - Basic EPS	21,050	22,391

Basic earnings per share:
Before discontinued operations	$6.17	$0.10
Net earnings	$6.16	$0.10

Average common and common equivalent shares — Diluted EPS	25,371	26,804

Diluted earnings per share:
Before discontinued operations	$5.14	$0.10
Net earnings	$5.14	$0.10

GENESCO INC.
Consolidated Earnings Summary

	Three Months Ended
	May 3,	May 5,
In Thousands	2008	2007

Sales:
Journeys Group	$168,762	$155,921
Underground Station Group	29,004	29,810
Hat World Group	87,737	78,844
Johnston & Murphy Group	46,571	46,294
Licensed Brands	24,748	23,529
Corporate and Other	113	253

Net Sales	$356,935	$334,651

Operating Income (Loss):
Journeys Group	$5,298	$10,817
Underground Station Group	(981)	(2,168)
Hat World Group	3,725	2,652
Johnston & Murphy Group	3,683	4,470
Licensed Brands	3,555	3,026
Corporate and Other*	187,907	(12,621)

Earnings from operations	203,187	6,176
Interest, net	2,203	2,402

Earnings before income taxes from continuing operations	200,984	3,774
Income tax expense	71,092	1,571

Earnings from continuing operations	129,892	2,203
Provision for discontinued operations, net	(93)	—

Net Earnings	$129,799	$2,203

*	Includes $201.8 million credit in the first quarter of Fiscal 2009 of which $204.1 million were proceeds as a result of the settlement of merger-related litigation with The Finish Line and its investment bankers offset by $1.2 millon in asset impairments, $0.8 million for other legal matters and $0.3 million for lease terminations. The first quarter of Fiscal 2009 and 2008 also include $7.2 million and $0.1 million, respectively, of merger-related expenses. Includes $6.6 million of other charges in the first quarter of Fiscal 2008 of which $6.3 million were asset impairments related to underperforming stores, primarily in the Underground Station Group, and $0.3 million for lease terminations.

GENESCO INC.
Consolidated Balance Sheet

	May 3,	May 5,
In Thousands	2008	2007

Assets
Cash and cash equivalents	$16,480	$13,729
Restricted investment in Finish Line Stock	29,075	—
Accounts receivable	26,532	23,586
Inventories	284,873	282,419
Other current assets	43,202	43,029

Total current assets	400,162	362,763

Property and equipment	250,756	225,702
Other non-current assets	172,897	172,136

Total Assets	$823,815	$760,601

Liabilities and Shareholders’ Equity
Accounts payable	$71,684	$85,495
Other current liabilities	152,898	50,179

Total current liabilities	224,582	135,674

Long-term debt	86,220	132,250
Other long-term liabilities	79,808	86,789
Shareholders’ equity	433,205	405,888

Total Liabilities and Shareholders’ Equity	$823,815	$760,601

GENESCO INC.
Retail Units Operated — Three Months Ended May 3, 2008

	Balance				Balance				Balance
	02/03/07	Open	Conv	Close	02/02/08	Open	Conv	Close	05/03/2008

Journeys Group	853	118	0	4	967	18	0	0	985
Journeys	768	41	0	4	805	7	0	0	812
Journeys Kidz	73	42	0	0	115	8	0	0	123
Shi by Journeys	12	35	0	0	47	3	0	0	50
Underground Station Group	223	2	0	33	192	0	0	2	190
Hat World Group	785	98	0	21	862	11	0	5	868
Johnston & Murphy Group	148	11	0	5	154	3	0	1	156
Shops	109	8	0	4	113	1	0	1	113
Factory Outlets	39	3	0	1	41	2	0	0	43

Total Retail Units	2,009	229	0	63	2,175	32	0	8	2,199

Constant Store Sales

	Three Months Ended
	May 3,	May 5,
	2008	2007

Journeys Group	0%	3%
Underground Station Group	9%	-22%
Hat World Group	3%	-4%
Johnston & Murphy Group	-2%	4%
Shops	-1%	3%
Factory Outlets	-3%	6%

Total Constant Store Sales	2%	-2%

Schedule B
Genesco Inc.
Adjustments to Reported Earnings from Continuing Operations
Three Months Ended May 3, 2008 and May 5, 2007

	Three Months Ended		Three Months Ended
In Thousands (except per share amounts)	May 3, 2008		May 5, 2007

Earnings from continuing operations, as reported	129,892	$5.14	2,203	$0.10

Adjustments: (1)
Settlement of merger-related litigation	(122,649)	(4.84)	—	—
Merger-related expenses	4,351	0.17	59	0.00
Impairment and lease termination charges	901	0.04	3,851	0.15
Other litigation settlements	451	0.02	—	—
Interest on settlement proceeds	(413)	(0.02)	—	—
Lower effective tax rate	(9,180)	(0.36)	—	—
Effect of shares repurchased	—	(0.01)	—	—

Adjusted earnings from continuing operations	3,353	$0.14	6,113	$0.25

(1)	All adjustments are net of tax. The tax rate for the first quarter of Fiscal 2009 before the impact of the settlement of merger-related litigation and deductibility of prior year merger-related expenses is 39.9% excluding a FIN 48 discreet item of $79,000. The tax rate for the first quarter of Fiscal 2008 is 41.6%.
The Company believes that disclosure of earnings and earnings per share from continuing operations on a pro forma basis adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, in light of the significance of the litigation settlement gain and other items not reflected in those expectations.

Genesco Inc.
Adjustments to Forecasted Earnings from Continuing Operations
Fiscal Year Ending January 31, 2009

	High Guidance		Low Guidance
In Thousands (except per share amounts)	Fiscal 2009		Fiscal 2009

Forecasted earnings from continuing operations	164,681	$6.96	162,460	$6.87

Adjustments: (1)
Settlement of merger-related litigation	(122,649)	(5.11)	(122,649)	(5.11)
Merger-related expenses	4,411	0.18	4,411	0.18
Impairment and lease termination charges	7,006	0.29	7,006	0.29
Other legal matters	451	0.02	451	0.02
Lower effective tax rate	(3,659)	(0.15)	(3,754)	(0.16)

Adjusted forecasted earnings from continuing operations	50,241	$2.19	47,925	$2.09

(1)	All adjustments are net of tax. The tax rate for Fiscal 2009 before the impact of the settlement of merger-related litigation and deductibility of prior year merger-related expenses is 39.9% excluding FIN 48 discreet items of $327,000.
This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.